UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported)	January 26, 2010

CORNING INCORPORATED

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	1-3247 (Commission File Number)	16-0393470 (I.R.S. Employer Identification No.)

One Riverfront Plaza, Corning, New York (Address of principal executive offices)	14831 (Zip Code)

(607) 974-9000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

The Corning Incorporated press release dated January 26, 2010 regarding its financial results for the fourth quarter ended December 31, 2009 and its first quarter 2010 earnings guidance is attached hereto as Exhibit 99.

The information in this report, being furnished pursuant to Item 2.02 of Form 8-K, shall not be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and is not incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibit

99	Press Release dated January 26, 2010, issued by Corning Incorporated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORNING INCORPORATED
Registrant

Date: January 26, 2010	By	/s/ R. TONY TRIPENY
R. Tony Tripeny
Senior Vice President & Corporate Controller

Exhibit 99

FOR RELEASE –– JANUARY 26, 2010

Media Relations Contact:	Investor Relations Contact:
Daniel F. Collins	Kenneth C. Sofio
(607) 974-4197	(607) 974-7705
collinsdf@corning.com	sofiokc@corning.com

Corning Announces Fourth-Quarter and Full-Year Results

Sees continued strength in LCD sales

To host annual investor meeting on Feb. 5

CORNING, N.Y. — Corning Incorporated (NYSE:GLW) today announced its results for the fourth quarter and full year 2009.

Fourth-Quarter Highlights

•	Sales were $1.53 billion, an increase of 4% sequentially and 41% year over year.
•	Earnings per share were $0.47. Excluding special items, EPS was $0.44*, a gain of 5% sequentially and 238% from a year ago.
•

Display Technologies combined glass volume, including Corning’s wholly owned business and Samsung Corning Precision Glass Co., Ltd., increased 3% over a robust third-quarter level and increased 86% year over year.

•	Gross margin was 42%, up 2% from the previous quarter, and greatly improved from last year’s gross margin of 28%.
•	Equity earnings were $461 million surpassing the previous quarter’s $418 million figure. Year-over-year equity earnings improved by 60%.

Full-Year Highlights

•	Sales were $5.4 billion versus $5.9 billion a year ago.
•	EPS was $1.28. Excluding special items, earnings per share were $1.35,* down 12% from a year ago.
•	Display Technologies combined LCD glass volume increased 18% over a year ago. Volume in Corning’s base business declined 2% year over year while SCP volume increased 35% for the same period.
•	Equity earnings were $1.4 billion for the full year, an increase of 6% over the previous year.
•	Free cash flow* for the year was $798 million.
•	The company ended the year with $1.6 billion more cash and short-term investments than debt.

*These are non-GAAP financial measures. The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release, as well as on the company’s investor relations Web site.

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Corning Announces Fourth-Quarter and Full-Year Results

Page Two

Quarter Four Financial Comparisons

	Q4 2009	Q3 2009	% Change	Q4 2008	% Change
Net Sales in millions	$1,532	$1,479	4%	$1,084	41%
Net Income in millions	$ 740	$ 643	15%	$ 249	197%
Non-GAAP Net Income in millions*	$ 696	$ 654	6%	$ 208	235%
GAAP EPS	$ 0.47	$ 0.41	15%	$ 0.16	194%
Non-GAAP EPS*	$ 0.44	$ 0.42	5%	$ 0.13	238%

Full-Year Financial Comparisons

	2009	2008	% Change
Net Sales in millions	$5,395	$5,948	(9%)
Net Income in millions	$2,008	$5,257	(62%)
Non-GAAP Net Income in millions*	$2,113	$2,424	(13%)
GAAP EPS	$ 1.28	$ 3.32	(61%)
Non-GAAP EPS*	$ 1.35	$ 1.53	(12%)

*These are non-GAAP financial measures. The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release, as well as on the company’s investor relations Web site.

“We began 2009 with a high degree of uncertainty and were not surprised with the slow start we saw in quarter one. Momentum picked up in the second quarter and our performance improved each quarter thereafter,” Wendell P. Weeks, chairman and chief executive officer, said. “The second half of the year was particularly strong for LCD glass demand as consumers continued purchasing LCD televisions, laptop computers, and other electronic devices that use our glass. In addition, we saw a resurgence in demand for Corning’s emissions control products as the auto industry rebuilt supply. We were pleased by the continued strength of telecom sales in China throughout the year. The growing popularity of Corning Gorilla® glass as a protective covering for handheld electronic devices was much better than we expected, and our equity investments contributed strong earnings this past year.

“With our solid 2009 performance, we exceeded our $5 billion sales target, achieved very strong free cash flow* results, and maintained a strong balance sheet. We improved our competitive position with the introduction of several new products, such as our industry-leading Gen 10 LCD glass, ClearCurve® multimode fiber and LANscape® Pretium® EDGE solution for improved data center performance, advanced DuraTrap® AC product for heavy-duty diesel filters, and new IT applications for Corning Gorilla glass. I believe Corning is a financially stronger and better positioned company now than a year ago,” Weeks said.

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Corning Announces Fourth-Quarter and Full-Year Results

Page Three

Fourth-Quarter Segment Results

Sales in the Display Technologies segment were $717 million, increasing 6% sequentially and 84% year over year. The sequential increase was driven by continued robust retail demand for LCD products and panel makers’ outlook for 2010. The year-over-year gain also reflects these factors but was amplified in comparison to a weak fourth quarter in 2008 when the supply chain was shrinking inventories. Sales also benefited from favorable foreign exchange rates. Sequential glass prices for the quarter were flat and volume increased moderately.

Telecommunications segment sales were $405 million, down 10% sequentially and similar to the fourth quarter of 2008. An expected slowdown in fiber-to-the-home sales and normal seasonal declines in North America contributed to the lower quarterly sales. This was partially offset by continued strong demand for private network products in North America and optical fiber sales in China.

Environmental Technologies segment sales were $181 million, an increase of 8% sequentially and 41% versus last year. The increase was driven by strong demand for automotive emissions control products as the industry rebuilds its inventory. Diesel sales improved slightly in Corning’s light-duty diesel business.

Specialty Materials segment sales were $110 million, an increase of 22% sequentially and 31% from a year ago. The increase is reflected by improvements in the segment’s advanced optics product sales and continued expansion of Corning Gorilla glass sales. Corning Gorilla glass is now being used by more than 15 major brands and is designed into more than 65 devices.

Life Sciences segment sales were $117 million, compared to $92 million in the third quarter and $75 million a year ago. The sales increases were 27% sequentially and 56% year over year. Fourth-quarter results reflect the first full-quarter reporting of Axygen Bioscience, Inc.’s sales of $36 million.

Corning’s equity earnings were $461 million compared to $418 million in the previous quarter and $288 million a year ago. These represent 10% sequential and 60% year-over-year gains. Equity earnings from Dow Corning Corporation were $133 million, including special gains of $29 million attributed primarily to tax credits. These earnings represent a sequential gain of 45% and a year-over-year increase of 55%. Equity earnings from Samsung Corning Precision were $318 million, a slight increase sequentially and 67% increase year over year.

Looking Forward

“Our economic assumptions for 2010 include a mild recovery in the developed world economies and continued growth in China. Clearly we don’t have a crystal ball that can guarantee this outlook will come true, so we will be cautious on spending and prepared to be nimble if we see changes,” James B. Flaws, vice chairman and chief financial officer, said.

“We expect the overall display glass market to be up in the first quarter versus our original expectation of lower seasonal demand,” he said. “And, we believe the supply chain will need to continue to expand to support another year of good retail growth for LCD products.”

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Corning Announces Fourth-Quarter and Full-Year Results

Page Four

The company’s wholly owned business is expected to see a quarterly volume increase of 8% to 12% sequentially, while SCP sequential volume should be flat to up slightly in the first quarter. Corning expects moderate price declines in the quarter at its wholly owned business and SCP.

The company anticipates its first-quarter Telecommunications business segment sequential sales to be down 10% to 15% due to lower private network and fiber demand in China.

Environmental Technologies segment sequential sales are expected to remain strong at least through the first half of the quarter but may decline for the full quarter as the rebuild of auto inventories nears completion.

Specialty Materials segment sales are anticipated to be down 10% to 15% sequentially due to lower advanced optics sales. Corning Gorilla glass sales are expected to be up in quarter one.

In the Life Sciences segment sequential sales are expected to be comparable or up 5% for the quarter.

Equity earnings from Dow Corning in the first quarter are expected to be down about 20% driven by seasonally lower sales in Hemlock Semiconductor Corporation.

Flaws concluded by noting, “We were delighted with our fourth-quarter performance. This gives us strong momentum heading into 2010.”

Upcoming Meetings

Corning will provide more information on its 2010 outlook at its annual investor relations meeting in New York on Friday, Feb. 5 at 9 a.m. ET at the Times Center. The company’s exhibit hall will open at 7:45 a.m. where investors can view new product displays. Attendees can register online at the company’s investor relations Web site. A live audio and video cast will also be available through the company’s investor relations Web site.

Fourth-Quarter Conference Call Information

The company will host a fourth-quarter conference call on Tuesday, Jan. 26 at 8:30 a.m. ET. To participate, please call toll free (800) 230-1085 or for international access call (612) 288-0340 approximately 10-15 minutes prior to the start of the call. The password is ‘QUARTER FOUR’. The host is ‘SOFIO’. To listen to a live audio webcast of the call, go to Corning’s Web site at www.corning.com/investor_relations and click Investor Events on the left. A replay will be available beginning at 10:30 a.m. ET and will run through 5:00 p.m. ET, Tuesday, Feb. 9, 2010. To listen, dial (800) 475-6701 or for international access call (320) 365-3844. The access code is 140609. The webcast will be archived for one year following the call.

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Corning Announces Fourth-Quarter and Full-Year Results

Page Five

Presentation of Information in this News Release

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP net income and EPS measures exclude restructuring, impairment and other charges and adjustments to prior estimates for such charges. Additionally, the company’s non-GAAP measures exclude adjustments to asbestos settlement reserves, gains and losses arising from debt retirements, charges or credits arising from adjustments to the valuation allowance against deferred tax assets, equity method charges resulting from impairments of equity method investments or restructuring, impairment or other charges taken by equity method companies and gains from discontinued operations. The company believes presenting non-GAAP net income and EPS measures is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. Reconciliation of these non-GAAP measures can be found on the company’s Web site by going to www.corning.com/investor_relations and clicking Financial Reports on the left. Reconciliation also accompanies this news release.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995), which are based on current expectations and assumptions about Corning’s financial results and business operations, that involve substantial risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: the effect of global political, economic and business conditions; conditions in the financial and credit markets; currency fluctuations; tax rates; product demand and industry capacity; competition; reliance on a concentrated customer base; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization; pricing fluctuations and changes in the mix of sales between premium and non-premium products; new plant start-up or restructuring costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are detailed in Corning’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

About Corning Incorporated

Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 150 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

###

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions, except per share amounts)

	Three months ended December 31,		Year ended December 31,

	2009	2008	2009	2008

Net sales	$1,532	$1,084	$5,395	$5,948
Cost of sales	883	777	3,302	3,210

Gross margin	649	307	2,093	2,738

Operating expenses:
Selling, general and administrative expenses	244	179	881	901
Research, development and engineering expenses	145	153	563	627
Amortization of purchased intangibles	2	4	10	11
Restructuring, impairment and other charges (Note 1)	53	22	228	19
Asbestos litigation charge (credit) (Note 2)	5	(28)	20	(340)

Operating income (loss)	200	(23)	391	1,520

Equity in earnings of affiliated companies (Note 3)	461	288	1,435	1,358
Interest income	3	11	19	85
Interest expense	(24)	(11)	(82)	(59)

Other-than-temporary impairment (OTTI) losses:
Total OTTI losses	(4)		(16)
Portion of OTTI losses recognized in other comprehensive income (before taxes)	4		14
Net OTTI losses recognized in earnings	0		(2)

Other income (expense), net	64	(33)	173	(22)

Income before income taxes	704	232	1,934	2,882
Benefit for income taxes (Note 4)	36	17	74	2,375

Net income attributable to Corning Incorporated	$740	$249	$2,008	$5,257

Earnings per common share attributable to Corning Incorporated:
Basic (Note 5)	$0.48	$0.16	$1.30	$3.37
Diluted (Note 5)	$0.47	$0.16	$1.28	$3.32

Dividends declared per common share	$0.05	$0.05	$0.20	$0.20

See accompanying notes to these financial statements.

Certain amounts for 2008 were reclassified to conform to the 2009 presentation.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions, except per share amounts)

	December 31,
	2009	2008
Assets

Current assets:
Cash and cash equivalents	$2,541	$1,873
Short-term investments, at fair value	1,042	943
Total cash, cash equivalents and short-term investments	3,583	2,816
Trade accounts receivable, net of doubtful accounts and allowances	753	512
Inventories	579	798
Deferred income taxes	235	158
Other current assets	371	335
Total current assets	5,521	4,619

Investments	3,992	3,056
Property, net of accumulated depreciation	7,995	8,199
Goodwill and other intangible assets, net	676	305
Deferred income taxes	2,982	2,932
Other assets	129	145

Total Assets	$21,295	$19,256

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$74	$78
Accounts payable	550	846
Other accrued liabilities	915	1,128
Total current liabilities	1,539	2,052

Long-term debt	1,930	1,527
Postretirement benefits other than pensions	858	784
Other liabilities	1,373	1,402
Total liabilities	5,700	5,765

Commitments and contingencies
Shareholders’ equity:
Common stock – Par value $0.50 per share; Shares authorized: 3.8 billion; Shares issued: 1,617 million and 1,609 million	808	804
Additional paid-in capital	12,707	12,502
Retained earnings	3,636	1,940
Treasury stock, at cost; Shares held: 64 million and 61 million	(1,207)	(1,160)
Accumulated other comprehensive loss	(401)	(643)
Total Corning Incorporated shareholders’ equity	15,543	13,443
Noncontrolling interests	52	48
Total equity	15,595	13,491

Total Liabilities and Equity	$21,295	$19,256

See accompanying notes to these financial statements.

Certain amounts for 2008 were reclassified to conform to the 2009 presentation.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three months ended December 31,		Year ended December 31,

	2009	2008	2009	2008
Cash Flows from Operating Activities:
Net income	$740	$249	$2,008	$5,257
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	196	201	782	684
Amortization of purchased intangibles	2	4	10	11
Asbestos litigation	5	(28)	20	(340)
Restructuring, impairment and other charges	53	22	228	19
Stock compensation charges	30	14	127	118
Loss on sale of business				14
Undistributed earnings of affiliated companies	(145)	(212)	(680)	(812)
Deferred tax benefit	(49)	(53)	(218)	(2,585)
Restructuring payments	(18)	(7)	(89)	(17)
Customer deposits, net of (credits) issued	(46)	(65)	(253)	(266)
Employee benefit payments (in excess of) expense	(22)	(16)	(10)	(47)
Changes in certain working capital items:
Trade accounts receivable	64	360	(201)	410
Inventories	34	(7)	238	(136)
Other current assets	3	(5)	16	(76)
Accounts payable and other current liabilities, net of restructuring payments	32	(104)	56	(210)
Other, net	34	27	43	104
Net cash provided by operating activities	913	380	2,077	2,128

Cash Flows from Investing Activities:
Capital expenditures	(163)	(766)	(890)	(1,921)
Acquisitions of businesses, net of cash received			(410)	(15)
Net proceeds from sale or disposal of assets	6	2	21	19
Short-term investments – acquisitions	(496)	(567)	(1,372)	(1,865)
Short-term investments – liquidations	422	193	1,281	2,083
Net cash used in investing activities	(231)	(1,138)	(1,370)	(1,699)

Cash Flows from Financing Activities:
Net repayments of short-term borrowings and current portion of long-term debt	(2)	(4)	(86)	(24)
Proceeds from unwind of interest rate swap arrangements		65		65
Proceeds from issuance of long-term debt, net			346
Principal payments under capital lease obligations			(10)
Proceeds from issuance of common stock, net	2	4	20	23
Proceeds from exercise of stock options	16	1	24	80
Repurchase of common stock				(625)
Dividends paid	(78)	(78)	(312)	(313)
Other, net		(4)	3	(4)
Net cash used in financing activities	(62)	(16)	(15)	(798)
Effect of exchange rates on cash	(41)	51	(24)	26
Net increase (decrease) in cash and cash equivalents	579	(723)	668	(343)
Cash and cash equivalents at beginning of period	1,962	2,596	1,873	2,216

Cash and cash equivalents at end of period	$2,541	$1,873	$2,541	$1,873

Certain amounts for 2008 were reclassified to conform with the 2009 presentation.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

SEGMENT RESULTS

(Unaudited; in millions)

Our reportable operating segments include Display Technologies, Telecommunications, Environmental Technologies, Specialty Materials and Life Sciences.

	Display Technologies	Telecom- munications	Environmental Technologies	Specialty Materials	Life Sciences	All Other	Total
Three months ended December 31, 2009
Net sales	$717	$405	$181	$110	$117	$2	$1,532
Depreciation (1)	$120	$31	$24	$11	$7	$4	$197
Amortization of purchased intangibles		$2					$2
Research, development and engineering expenses (2)	$21	$26	$20	$18	$4	$35	$124
Restructuring, impairment and other charges (3)	$2	$27	$6				$35
Equity in earnings of affiliated companies	$321	$1	$1			$1	$324
Income tax (provision) benefit	$(95)	$5	$(7)	$3	$(5)	$13	$(86)
Net income (loss) (4)	$619	$(19)	$15	$(6)	$10	$(29)	$590

Three months ended December 31, 2008
Net sales	$390	$405	$128	$84	$75	$2	$1,084
Depreciation (1)	$130	$29	$23	$12	$3	$3	$200
Amortization of purchased intangibles		$4					$4
Research, development and engineering expenses (2)	$26	$20	$31	$12	$2	$42	$133
Restructuring, impairment and other charges (3)		$20		$2			$22
Equity in earnings (loss) of affiliated companies	$194		$1			$(1)	$194
Income tax (provision) benefit	$(30)	$2	$1		$1	$3	$(23)
Net income (loss) (4)	$222	$(14)	$(23)	$(6)	$16	$(50)	$145

Year ended December 31, 2009
Net sales	$2,426	$1,677	$590	$331	$366	$5	$5,395
Depreciation (1)	$479	$130	$98	$46	$20	$13	$786
Amortization of purchased intangibles		$10					$10
Research, development and engineering expenses (2)	$81	$94	$107	$58	$12	$125	$477
Restructuring, impairment and other charges (3)	$31	$42	$28	$17	$8	$4	$130
Equity in earnings (loss) of affiliated companies	$1,102	$(3)	$7			$32	$1,138
Income tax (provision) benefit	$(279)	$(19)	$24	$28	$(19)	$45	$(220)
Net income (loss) (4)	$1,992	$19	$(42)	$(54)	$39	$(80)	$1,874

Year ended December 31, 2008
Net sales	$2,724	$1,799	$711	$372	$326	$16	$5,948
Depreciation (1)	$407	$117	$95	$36	$14	$12	$681
Amortization of purchased intangibles		$11					$11
Research, development and engineering expenses (2)	$109	$93	$125	$45	$8	$163	$543
Restructuring, impairment and other charges (3)		$17		$2			$19
Equity in earnings of affiliated companies	$916		$4			$56	$976
Income tax provision	$(205)	$(14)	$(11)		$(9)	$(3)	$(242)
Net income (loss) (4)	$2,221	$45	$33	$(7)	$53	$(168)	$2,177

(1)	Depreciation expense for Corning’s reportable segments includes an allocation of depreciation of corporate property not specifically identifiable to a segment.
(2)	Research, development, and engineering expense includes direct project spending which is identifiable to a segment.
(3)

Effective January 1, 2009, we began providing U.S. income tax expense (or benefit) on U.S. earnings (losses) due to the change in our conclusion about the realizability of our U.S. deferred tax assets in 2008. As a result of the change in our tax position, we adjusted the allocation of taxes to our operating segments in 2009 to reflect this difference.

(4)

Many of Corning’s administrative and staff functions are performed on a centralized basis. Where practicable, Corning charges these expenses to segments based upon the extent to which each business uses a centralized function. Other staff functions, such as corporate finance, human resources and legal are allocated to segments, primarily as a percentage of sales. In the year ended December 31, 2008, net income (loss) includes a $12 million litigation settlement in the Display Technologies segment and a $14 million loss on the sale of a business in the All Other segment.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

SEGMENT RESULTS

(Unaudited; in millions)

A reconciliation of reportable segment net income to consolidated net income follows (in millions):

	Three months ended December 31,		Year ended December 31,

	2009	2008	2009	2008
Net income of reportable segments	$619	$195	$1,954	$2,345
Non-reportable segments	(29)	(50)	(80)	(168)
Unallocated amounts:
Net financing costs (1)	(36)	(2)	(122)	15
Stock-based compensation expense	(30)	(14)	(127)	(118)
Exploratory research	(15)	(17)	(61)	(69)
Corporate contributions	(4)	(9)	(27)	(35)
Equity in earnings of affiliated companies, net of impairments (2)	137	88	297	382
Asbestos litigation (3)	(5)	28	(20)	340
Other corporate items (4)	103	30	194	2,565
Net income	$740	$249	$2,008	$5,257

(1)	Net financing costs include interest income, interest expense, and interest costs and investment gains and losses associated with benefit plans.
(2)	Equity in earnings of affiliated companies, net of impairments and taxes is primarily equity in earnings of Dow Corning Corporation which includes the following items:
•	In the three months and year ended December 31, 2009, a $29 million credit primarily for our share of excess foreign tax credits from foreign dividends at Dow Corning Corporation.
•	In the year ended December 31, 2009, a charge of $29 million for our share of restructuring charges.
•	In the year ended December 31, 2008, an $18 million charge representing our share of an other-than-temporary impairment of auction rate securities.
(3)

In the three months and year ended December 31, 2009, Corning recorded charges of $5 million and $20 million, respectively, to adjust the asbestos liability for the change in value of certain components of the amended PCC Plan and the estimated liability for non-PCC asbestos claims. In the three months and year ended December 31, 2008, Corning recorded a net credit of $28 million and $340 million, respectively, to adjust the asbestos liability for the change in value of certain components of the Amended PCC plan and the established liability for non-PCC asbestos claims.

(4)	Other corporate items include the tax impact of the unallocated amounts and the following significant items:
•

In the three months and year ended December 31, 2009, Corning recorded a $58 million tax benefit which included the following items: a $10 million net valuation allowance due to a change in judgment about the realizability of U.S. and United Kingdom deferred tax assets in future years; a $41 million tax benefit to reflect a deferred tax asset associated with non-taxable Medicare subsidies; a $27 million U.S. tax credit for research and experimentation expenses.

•	In the three months and year ended December 31, 2009, restructuring changes of $18 million ($12 million after-tax) and $98 million ($64 million after-tax), respectively.
•

In the three months and year ended 2008, Corning released $45 million and $2.5 billion, respectively, of valuation allowances due to sustained profitability and positive future earnings projections for U.S.

•	In the year ended December 31, 2008, Corning recorded a $43 million gain related to a favorable tax settlement with the Canadian Revenue Agency.
•

In the three months and year ended December 31, 2008, Corning recorded losses of $12 million and $53 million, respectively, on certain available-for-sale securities included in cash and short-term investments.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	Restructuring

In the fourth quarter of 2009, we recorded a charge of $53 million ($38 million after-tax) as part of the Company’s corporate-wide restructuring plan in response to lower sales in 2009.

2.	Asbestos Litigation

On March 28, 2003, Corning announced that it had reached agreement with the representatives of asbestos claimants for the settlement of all current and future asbestos claims against Corning and Pittsburgh Corning Corporation (PCC) which might arise from PCC products or operations (the 2003 Plan). On December 21, 2006, the Bankruptcy Court issued an order denying confirmation of the 2003 Plan. On January 10, 2008, some of the parties in the proceeding advised the Bankruptcy Court that they had made substantial progress on an amended plan of reorganization (the Amended PCC Plan) that resolved issues raised by the Court in denying the confirmation of the 2003 Plan.

As a result of progress in the parties’ continuing negotiations, Corning believes the Amended PCC Plan now represents the most probable outcome of this matter and the probability that the 2003 plan will become effective has diminished. The proposed settlement under the Amended PCC Plan requires Corning to contribute its equity interest in PCC and Pittsburgh Corning Europe, N.V. (PCE) and to contribute a fixed series of cash payments recorded at present value. Corning will have the option to contribute shares rather than cash, but the liability is fixed by dollar value and not number of shares. As a result, the estimated asbestos litigation liability is no longer impacted by movements in the value of Corning common stock. The Amended PCC Plan does not include non-PCC asbestos claims that may be or have been raised against Corning. Corning has recorded an additional amount for such claims in its estimated asbestos litigation liability.

In the fourth quarter of 2009, we recorded charges of $5 million ($3 million after-tax) to adjust the asbestos litigation liability for the change in value of the components of the Amended PCC Plan.

3.	Equity in Earnings of Affiliated Companies

In the fourth quarter of 2009, equity in earnings of affiliated companies included a credit of $29 million ($27 million after-tax) primarily for Corning’s share of excess foreign tax credits from foreign dividends at Dow Corning Corporation.

4.	Provision for Income Taxes

In the fourth quarter of 2009, we recorded a $58 million tax benefit which included the following items: a $27 million U.S. tax credit for research and experimentation expenses; a $41 million tax benefit to reflect a deferred tax asset associated with a non-taxable Medicare subsidy; and a $10 million valuation allowance due to a change in judgment about the realizability of U.S. and U.K. deferred tax assets in future years.

5.	Weighted Average Shares Outstanding

Weighted average shares outstanding are as follows (in millions):

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008

Basic	1,552	1,546	1,550	1,560
Diluted	1,576	1,559	1,568	1,584
Diluted used for non-GAAP measures	1,576	1,559	1,568	1,584

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

QUARTERLY SALES INFORMATION

(Unaudited; in millions)

	2009
	Q1	Q2	Q3	Q4	Total

Display Technologies	$357	$673	$679	$717	$2,426

Telecommunications
Fiber and cable	192	235	251	231	909
Hardware and equipment	193	202	199	174	768
	385	437	450	405	1,677

Environmental Technologies
Automotive	64	85	103	108	360
Diesel	46	47	64	73	230
	110	132	167	181	590

Specialty Materials	60	71	90	110	331

Life Sciences	76	81	92	117	366

Other	1	1	1	2	5

Total	$989	$1,395	$1,479	$1,532	$5,395

	2008
	Q1	Q2	Q3	Q4	Total

Display Technologies	$829	$809	$696	$390	$2,724

Telecommunications
Fiber and cable	214	248	258	200	920
Hardware and equipment	207	229	238	205	879
	421	477	496	405	1,799

Environmental Technologies
Automotive	137	132	112	77	458
Diesel	60	77	65	51	253
	197	209	177	128	711

Specialty Materials	83	104	101	84	372

Life Sciences	81	87	83	75	326

Other	6	6	2	2	16

Total	$1,617	$1,692	$1,555	$1,084	$5,948

The above supplemental information is intended to facilitate analysis of Corning’s businesses.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended December 31, 2009

(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the fourth quarter of 2009 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.44	$733	$696

Special items:
Restructuring, impairment, and other charges (a)	(0.03)	(53)	(38)

Asbestos settlement (b)	-	(5)	(3)

Equity in earnings of affiliated companies (c)	0.02	29	27

Provision for income taxes (d)	0.04	-	58

Total EPS and net income	$0.47	$704	$740

(a)	In the fourth quarter of 2009, Corning recorded a charge of $53 million ($38 million after-tax) as part of the Company’s corporate-wide restructuring plan in response to lower sales in 2009.

(b)

In the fourth quarter of 2009, Corning recorded a charge of $5 million ($3 million after-tax) to adjust the asbestos liability for the change in value of certain components of the Amended PCC Plan and the estimated liability for non-PCC asbestos claims.

(c)

In the fourth quarter of 2009, equity in earnings of affiliated companies included a credit of $29 million ($27 million after-tax) primarily for Corning’s share of excess foreign tax credits from foreign dividends at Dow Corning Corporation.

(d)

In the fourth quarter of 2009, Corning recorded a $58 million tax benefit which included the following items: a $27 million U.S. tax credit for research and experimentation expenses; a $41 million tax benefit to reflect a deferred tax asset associated with a non-taxable Medicare subsidy; and a $10 million valuation allowance due to a change in judgment about the realizability of U.S. and U.K. deferred tax assets in future years.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended December 31, 2008

(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the fourth quarter of 2008 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income (Loss) Before Income Taxes	Net Income (Loss)

Earnings per share (EPS) and net income, excluding special items	$0.13	$(51)	$208

Special items:
Asbestos settlement (a)	0.02	28	28

Restructuring, impairment, and other charges (b)	(0.01)	(22)	(21)

Available-for-sale securities (c)	(0.01)	(11)	(11)

Valuation allowance release (d)	0.03	-	45

Total EPS and net income	$0.16	$(56)	$249

(a)

In the fourth quarter of 2008, Corning recorded a credit of $28 million to adjust the asbestos liability for the change in value of certain components of the Amended PCC Plan and the estimated liability for non-PCC asbestos claims.

(b)	In the fourth quarter of 2008, Corning recorded a $22 million pretax and $21 million after-tax charge comprised primarily of severance costs for a restructuring plan in the Telecommunications segment.

(c)	In the fourth quarter of 2008, Corning recorded a pretax and after-tax loss of $11 million on certain available-for-sale securities included in cash and short-term investments.

(d)	In the fourth quarter of 2008, Corning recorded a deferred tax asset valuation allowance release of $45 million resulting from a change in our estimate of current-year U.S. taxable income.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended September 30, 2009

(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the third quarter of 2009 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.42	$691	$654

Special items:
Restructuring charges (a)	(0.01)	(10)	(7)

Asbestos litigation (b)	-	(6)	(4)

Total EPS and net income	$0.41	$675	$643

(a)

In the third quarter of 2009, Corning recorded a charge of $10 million ($7 million after-tax), which was comprised of severance costs for a restructuring plan in the Environmental Technologies segment and asset disposal costs in other segments.

(b)	In the third quarter of 2009, Corning recorded a charge of $6 million ($4 million after-tax) to adjust the asbestos liability for change in value of the components of the Amended PCC Plan.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Year Ended December 31, 2009

(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the year ended December 31, 2009 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income (Loss) Before Income Taxes	Net Income (Loss)

Earnings per share (EPS) and net income, excluding special items	$1.35	$2,182	$2,113

Special items:
Restructuring, impairment and other charges (a)	(0.10)	(228)	(151)

Asbestos settlement (b)	(0.01)	(20)	(12)

Equity in earnings of affiliated companies (c)	-	-	-

Provision for income taxes (d)	0.04	-	58

Total EPS and net income	$1.28	$1,934	$2,008

(a)	In 2009, Corning recorded a charge of $228 million ($151 million after-tax) as part of the Company’s corporate-wide restructuring plan in response to lower sales in 2009.

(b)

In 2009, Corning recorded a charge of $20 million ($12 million after-tax) to adjust the asbestos liability for change in value of the components of the Amended PCC Plan and the estimated liability for non-PCC asbestos claims.

(c)

In 2009, equity in earnings of affiliated companies included a charge of $29 million ($27 million after-tax) for our share of restructuring charges and a credit of $29 million ($27 million after-tax) primarily for our share of excess foreign tax credits from foreign dividends at Dow Corning Corporation.

(d)

In 2009, Corning recorded a $58 million tax benefit which included the following items: a $27 million U.S. tax credit for research and experimentation expenses; a $41 million tax benefit to reflect a deferred tax asset associated with a non-taxable Medicare subsidy; and a $10 million valuation allowance due to a change in judgment about the realizability of U.S. and U.K. deferred tax assets in future years.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Year Ended December 31, 2008

(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the year ended December 31, 2008 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income (Loss) Before Income Taxes	Net Income (Loss)

Earnings per share (EPS) and net income, excluding special items	$1.53	$1,281	$2,424

Special items:
Asbestos settlement (a)	0.21	340	340

Restructuring, impairment and other charges (b)	(0.01)	(22)	(21)

Litigation settlement (c)	(0.01)	(12)	(12)

Loss on sale of business, net (d)	(0.01)	(14)	(14)

Available-for-sale securities (e)	(0.03)	(50)	(50)

Valuation allowance release (f)	1.62	-	2,565

Tax revenue settlement (g)	0.03	-	43

Equity in earnings of affiliated companies (h)	(0.01)	-	(18)

Total EPS and net income	$3.32	$1,523	$5,257

(a)

In 2008, Corning recorded a $327 million reduction to the asbestos liability as a result of the increase in the likelihood of a settlement under the Amended PCC Plan and a corresponding decrease in the likelihood of a settlement under terms of the 2003 plan. Also, Corning recorded a net credit of $13 million to adjust the asbestos liability for the change in value of certain components of the Amended PCC Plan and the estimated liability for non-PCC asbestos claims.

(b)	In 2008, Corning recorded a $22 million pretax and $21 million after-tax charge comprised primarily of severance costs for a restructuring plan in the Telecommunications segment.

(c)	In 2008, Corning recorded a charge of $12 million to settle litigation associated with our Display segment.

(d)	In 2008, Corning incurred a $14 million loss on the sale of a business.

(e)	In 2008, Corning recorded net losses of $50 million on certain available-for-sale securities included in cash and short-term investments.

(f)

In 2008, Corning recorded a valuation allowance release of $2.45 billion resulting from a change in judgment about the realizability of U.S. deferred tax assets in future years. Also in 2008, Corning released $115 million of valuation allowances resulting from a change in estimate regarding current-year U.S taxable income.

(g)	In 2008, Corning recorded a $43 million gain related to a favorable tax settlement with the Canadian Revenue Agency.

(h)	In 2008, equity in earnings of affiliated companies includes an $18 million charge for Corning’s share of an other-than-temporary impairment of auction rate securities at Dow Corning Corporation.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months and Year Ended December 31, 2009

(Unaudited; amounts in millions)

Corning’s free cash flow financial measure for the three months and year ended December 31, 2009 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP financial measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.

	Three months ended December 31, 2009	Year ended December 31, 2009

Cash flows from operating activities	$ 913	$ 2,077

Less: Cash flows from investing activities	(231)	(1,370)

Plus: Short-term investments – acquisitions	496	1,372

Less: Short-term investments – liquidations	(422)	(1,281)

Free cash flow	$ 756	$ 798

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